Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Hanover Insurance Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	6,962,089(2)	$142.92	$995,021,760	0.0000927	$92,239

Total Offering Amounts					$995,021,760		$92,239
Total Fee Offsets							$-
Net Fee Due							$92,239
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the Registrant’s 2022 Long-Term Incentive Plan.
(3)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee was computed on the basis of the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on May 11, 2022.